EXHIBIT 3.1

CONFORMED COPY OF THE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ROYALE ENERGY, INC.
Containing Amendments Adopted by the Shareholders on November 19, 2015

I

The name of this corporation is Royale Energy, Inc.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

This corporation is authorized to issue two classes of shares, which shall be known as Common Stock and Preferred Stock.  The total number of shares of Common Stock which this corporation is authorized to issue is 30,000,000, no par value per share, and the total number of Preferred Stock this corporation is authorized to issue is 10,000,000, no par value per share.

Shares of Preferred Stock may be issued from time to time in one or more series.  The Board of Directors shall determine the designation of each series and the authorized number of shares of each series.  The Board of Directors is authorized to determine and alter the rights, preference, privileges and restrictions granted to or imposed upon any wholly unissued series of shares of Preferred Stock to increase or decrease (but not below the number of shares of each such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.  If the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Effective on [November __, 2015] (the “Effective Time”), each [1.5 to 5] shares of the Corporation’s common stock, no par value per share, issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be converted into one share of new common stock, no par value per share, of the Corporation. No fractional shares will be issued and, in lieu thereof, the holding of each holder of common shares who would be entitled to receive a fractional share shall have their holdings rounded up to the next whole share of common stock.

Effective upon the Effective Time, the conversion rights reserved to holders of outstanding shares of Series AA Convertible Preferred Stock may exercise the conversion rights set forth in the Certificate of Determination for the Series AA Convertible Preferred Stock to convert each [three to ten] shares of Series AA Convertible Preferred stock into one fully paid share of Common Stock of the Corporation in the manner set forth in the Certificate of Determination for the Series AA Convertible Preferred Stock.

IV

The liability of the directors of this corporation for monetary damage shall be eliminated to the fullest extent permissible under California law.  This corporation is also authorized, to the fullest extent possible under California law, to indemnify its agents (as defined in Section 317 of the California Corporations Code), whether by by-law, agreement or otherwise, for breach of duty to this corporation and its shareholders in excess of that expressly permitted by Section 317 and to advance defense expenses to its agents in connection with such matters as they are incurred, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.  If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to “California law” shall to that extent be deemed to refer to California law as so amended.